UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 28, 2016

(Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37411	59-3843182
(Commission File Number)	(IRS Employer Identification No.)

1098 Hamilton Court Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information

On November 28, 2016, BioPharmX Corporation (the “Company”) closed its previously announced underwritten public offering of (i) an aggregate 31,489,429 Class A Units, each consisting of one share of the Company’s common stock and one seven-year warrant to purchase 0.75 of a share of common stock (which equates to 75% warrant coverage) at an exercise price of $0.35 per share, at a public offering price of $0.35 per unit and (ii) 1,515 Class B Units, each consisting of one share of the Company’s Series A convertible preferred stock with a stated value of $1,000 per share and convertible into shares of common stock at the public offering price of the Class A Units, together with the equivalent number of warrants (75% warrant coverage) to purchase shares of common stock at an exercise price of $0.35 per share as would have been issued in connection with a purchase of $1,000 of Class A Units based at the public offering price. Each share of Series A preferred stock is convertible into approximately 2,857 shares of common stock.

Roth Capital Partners, LLC acted as sole book-running manager for the offering.

The Company granted the underwriters a 30-day option to purchase up to 4,723,414 additional shares of common stock and/or additional warrants to purchase up to 3,542,560 shares of common stock to cover over-allotments, if any. The underwriters exercised the over-allotment option to purchase additional warrants to purchase 3,542,560 shares of common stock.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on November 21, 2016. The offering is being made only by means of a prospectus forming part of the effective registration statement.

Attached as Exhibit 99.1 and incorporated herein by reference is a copy of the press release issued by the Company on November 28, 2016.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated November 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: November 28, 2016	By:	/s/ ANJA KRAMMER
	Name:	Anja Krammer
	Title:	President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated November 28, 2016.